Exhibit 99.2
SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
March 14, 2007
9:00 am CT

Operator:	Welcome to the Savient Pharmaceuticals 2006 Fourth Quarter and Year-end conference call. At this time all participants are in a listen only mode. Following management’s prepared remarks we will hold a Q and A session.

To ask a question please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference please press star 0 for operator assistance.

As a reminder this conference is being recorded Wednesday, March 14, 2007. I would now like to turn the conference over to Mr. Brian Hayden, Senior Vice President and Chief Financial Officer. Please go ahead sir.

Brian Hayden:	Thank you. Good morning and thank you for participating in today’s call. Late yesterday afternoon we announced our financial results for the fourth quarter and year-end December 31, 2006. Before we begin I would like to read our Safe Harbor statement.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

Comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

We encourage you to review the company’s past and future filings with the Securities and Exchange Commission including without limitation the company’s quarterly reports on form 10-Q’s and our annual report on form 10-K — which identifies specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, March 14, 2007. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on the call this morning are other members of the senior management team including Philip Yachmetz, our Executive Vice President and Chief Business Officer, Paul Hamelin, our Senior Vice President and Chief Commercial Officer, and Dr. Zeb Horowitz, our Senior Vice President and Chief Medical Officer.

With that said I would like to turn the call over to Chris Clement, our President and Chief Executive Officer.

Chris Clement:	Thank you Brian. Good morning and thank you for joining our fourth quarter conference call. Two thousand and six was a very busy and productive year for Savient.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

Before I summarize key highlights and accomplishments for the year I will comment on significant events occurring in fourth quarter. Brian Hayden, our CFO, will then discuss our financial results of the fourth quarter of 2006. And Dr. Zeb Horowitz, our Chief Medical Officer, will provide an update on the Puricase development program and expand upon our announcement last week of the completion of patient enrollment into our Phase III clinical trials.

We now begin with the significant events in the fourth quarter of 2006. In November we participated in the 2006 annual meeting of the American College of Rheumatology in which Puricase was discussed by Dr. John Sundy from Duke University and a Phase III investigator who presented new photographic evidence of eradication of gout (tophi) in two patients from a three month trials supported by an FDA grant.

There appears to be strong interest about Puricase from the rheumatology community suggesting the need of a new and effective treatment for the management of gout.

In late December — as you know — the FDA approved two generic products for Oxandrin — our products for the treatment of involuntary weight loss. Our fourth quarter results clearly reflect the immediate impact these approvals had on the company’s financials with respect to inventory (opthlalecense) of bulk material and the salability of the existing Oxandrin inventory.

Obviously generic competition will continue to adversely impact our current and future operating results. As we have stated for some time the risk of generic competition for Oxandrin has always been high. The company has taken steps beyond our regulatory strategy and arguments outlined in our citizen’s petition by answering into a distribution agreement with Watson

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

Pharmaceuticals for an authorized generic of Oxandrin to be launched upon FDA approval of other generics.

The authorized generic of Oxandrin was launched immediately following the approval of the generics. Oxandrin is a major player in the sale and distribution of generic products and we are pleased with this partnership and the performance of the authorized generic to date.

Unfortunately the approval of the generics led to a decision to terminate our sales force and management group of 19 persons based upon our assessment that a significant portion of the brand would be eroded during 2007. Our sales representatives did a good job for us and I wish them all the best in their future endeavors.

In addition we have significantly reduced our marketing and promotional expenses for Oxandrin. Annual savings of these actions are in the range of 5 to $6 million.

In spite of the generic approval and the financial impact on our P&L we ended the year with a very strong balance sheet of $179 million in cash and short-term investments and no debt. Our strong financial position will allow us to fully fund the continued development and commercialization of Puricase.

As a result of our ongoing efforts we achieved a major accomplishment related to the company’s internal controlled and Sarbanes-Oxley compliance in the fourth quarter. You will recall that at the end of 2005 we reported five material weaknesses which precluded our ability to provide a clean opinion related to our internal controls.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

In the course of 2006 our remediation plan was developed and implemented — which included the addition of experienced personnel to address the deficiency sited in 2005 form 10-K.

I’m pleased to report that at the end of 2006 all outstanding material weaknesses have been addressed and Brian and I will certify in our 2006 form 10-K that our internal controls are compliant and effective.

This was a major effort on the part of all of our employees and we’re extremely appreciative of all their efforts. Let me now comment on significant progress with respect to Puricase. Last week we announced the completion of patient enrollment in the Phase III trials.

This milestone leaves us on target to announce topline results (unintelligible) in the fourth quarter of this year. Zeb Horowitz, our Chief Medical Officer, will provide further comments on the status of the study in a few minutes.

Overall 2006 was the year where the (transform) of Savient into the specialty biopharmaceutical company with an initial focus on Puricase and rheumatology was completed. The accomplishments in completing this transformation included; the sale of Rosemont — our oral liquids generics company but after taxes netted approximately $150 million in cash.

The stock buyback at a price of 680 that was undertaken based on our belief that the stock was undervalued relative to its assets. Recruitment of key members of our management team in critical areas who have all significantly contributed to the success of the company.

The addition of three new board members who each bring a unique experience in industry accomplishments to the company. The addition of several new

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

research analysts covering the company who have attracted a new base of shareholders.

All of these activities have led to a sharper focus of the company and build greater value for our shareholders. At this point let me turn the call over to Brian to take you through the numbers for the quarter and then on to Zeb for the Puricase update.

I will then comment on our plans for 2007.

Brian Hayden:	Thanks Chris. I’m going to review the key financial highlights for the fourth quarter, touch on some highlights for the year and try to get a sense of general expectations going forward.

As you know the company has not provided detailed financial guidance in the past due to the uncertainty and volatility in our business. Total revenues in the fourth quarter were down by $5 million compared to the same period of 2005. Most of the downturn in revenue was due to product sales of Oxandrin.

You’ll recall in last quarter’s conference call we discussed what appeared to be a buy-in at the wholesaler level in Q3 2006 base on their perception of the potential for a price increase.

The impact of this buy-in negatively affected Q4 2006 product revenues as did a $400,000 reserve that we set up in anticipation of product returns due to the recent generic competition.

In addition at the end of 2006 we were no longer selling the product Delatestryl — which we divested in the beginning of 2006. We did have

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

revenues from the sale of (oxandrolone) while our generic growth version sold through Watson Pharmaceuticals Q4 2006.

As we think about 2007 we can expect a significant reduction of our product revenue due to the generic competition — which typically resulted an erosion of sales of at least 80% by the end of the first year of generic competition. This will be offset slightly by revenues from the sale of (oxandrolone).

Cost of goods sold was higher by $3.8 million in Q4 of 2006 versus 2005 on lower product revenues. This was due to generic competition for Oxandrin — which caused us to accept a level of our inventories, the salability of our inventories based on future estimated demand, and expiration dating of our existing materials in our inventory and in the marketplace.

As a result of our review of all of these areas we recorded $2.6 million of inventory reserves from material that we believe will not be usable due to the demand and expiration dating. In addition we have a raw material purchase commitment of $2 million that we have written off due to the anticipated lack of need for this material.

R&D expenses were higher by $4.7 million in Q4 2006 versus 2005. This was due to the initiation in May 2006 of our Phase III clinical trials for Puricase treatment failure gout patients and a clinical supply to support such trials.

For 2007 we expect our R&D expenses to continue to increase as we continue our Phase III clinical trials up through completion (complete the validation) work for the commercial manufacturer of Puricase and begin to prepare the BLA for submission.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

Selling and marketing expenses were lower by $700,000 in Q4 2006 versus 2005 due to a concerted effort made in 2006 to reduce the Oxandrin sales force, the targeting its efforts, and the reduction and promotion of marketing activities related to Oxandrin.

As Chris mentioned we terminated our sales force at the beginning of 2007 in light of the generic competition. For 2007 we expect selling and marketing expenses to decline further compared to 2006. Due to the termination of the sales force and promotion and marketing activities for Oxandrin will offset partly by activities in preparation for the future commercialization of Puricase.

G&A expenses were lower by $2.2 million in Q4 versus 2005 due mainly to a reduction in consulting for financial matters and Sarbanes-Oxley compliance matters and lower legal expenses.

For 2007 we expect G&A to be lower mainly due to efficiencies we should recognize related to financial Sarbanes-Oxley consulting as well as lower legal activities other than those associated with the generic litigation.

We reported a net loss from continuing operations for Q4 2006 $5.4 million or a loss per basic and diluted share of 18 cents compared with earnings per basic and diluted share Q4 2005 of 13 cents.

A $9.4 million loss includes $5 million related to sales in inventory reserves — which were recorded in December 2006 as a result of our analysis of the generic competition related to Oxandrin and its impact on our future ability of potential inventory (unintelligible).

For the year we ended with net income of $60.3 million — of which $61.8 million resulted from the gain on the sale of the company’s subsidiary

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

Rosemont Pharmaceuticals in August of 2006. Including Rosemont’s operating income prior to the sale — which generated approximately $150 million of cash to the company.

Our earnings per basic and diluted share 2006 were $1.03 compared with 10 cents of 2005. We ended the year with $179.4 million in cash and short-term investments — which we believe will allow us to take Puricase through its clinical development in commercialization.

Just to close and Chris did mention the fact that we had cleaned up our Sarbanes-Oxley issues from last year. This required a significant effort on the part of the employees and management of the company especially the accounting and tax staffs and our internal audit and information technology departments.

This was accomplished under the guidance of David Gionco, our Vice President of Finance and Controller, Damian Cioni, our Director of Taxation, Alan Sheppard, our Senior Director of Internal Audit and Compliance, and Mark Pellegrino, our Director of Information Technology and Operation.

Much credit is given to these four individuals and their staffs. And we’d like to congratulate all of our employees for their efforts achieving this very significant milestone — which lays the foundation for the future.

With that I will now turn the call to Zeb for some further comments on the progress of the Puricase Phase III program.

Zeb Horowitz:	Thank you Brian. Our Phase III program is progressing on target for completion later this year — as Chris mentioned earlier. We randomized the

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

first patients in May just a few weeks after obtaining FDA approval of the special protocol assessment and have reached our pre-specified randomization target of 100 patients in each of the two studies.

As stated in our press release last week we decided to allow patients in the screening process the complete screening and enroll if qualified since these patients really have no alternative therapeutic option.

We’ve asked our investigators to schedule a last screening visit on or before March 16 so that we stay on track for on-time completion of the study later this year with BLA filing in 2008.

I’d like to take a few minutes to make some comments about the Phase III program to help you get a better feel for it. The baseline characteristics of our patient population are inline with our expectations.

Our patients are mostly middle-aged men who have had gout for many years, have failed to normalized uric acid with allopurinol or have a medical contraindication to allopurinol. They’re all symptomatic as required by the protocols especially with regard to frequency of gout flares and prevalence gout (tophi).

As we planned 70% of randomized patients have gout (tophi) giving us a sufficiently large sample size to test for efficacy of Puricase and reducing the burden of (tophi) as compared to placebo as specified to the secondary end point in a pooled efficacy analysis.

A stratification based on the presence of (tophi) at baseline ensures that our randomization is balanced for this finding across the three treatment (arm).

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

Many of our patients suffer from multiple (comorbidities) including cardiovascular disease, metabolic syndrome, and renal disease.

The patient population appears to have a spectrum of renal disease that is consistent with our experience in Phase I and II trials, as well as in our 12 month observational study of the natural history of gout in the treatment failure population.

Many patients exhibit mild or moderate renal dysfunction and a fair number show severe renal dysfunction at baseline. Our protocol excludes only those patients who required dialysis. And this provision was not included because of a safety concern but simply because dialysis patients would have a very hard time complying with the requirement for frequent study visits.

Since Puricase is not eliminated by the kidney we do not anticipate any special problems for either safety or efficacy in these patients. Unfortunately kidney disease is not uncommon in gout patients so it really is helpful to us that patients with a spectrum of renal disease be included in the Phase III population.

Since the start of the program we’ve had telephone conferences open to all of our investigators just about every two months reporting on study progress and safety so they and we remain blinded to treatment assignment of patients. The protocol is demanding of the investigators and their staffs so I want to take this opportunity to thank them for their dedication and hard work.

Our first patients began to rollover from the Phase III program to the open label extension in December. To date all completing Phase III patients — about 35 so far — have asked to enter the open label extension. And so far they have all asked to enroll to receive Puricase on the schedule of every two

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
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weeks or every four weeks for the duration of the 12 month study rather than choose the observation (arm).

Obviously as the study progresses the numbers can change. Please keep in mind that the patients, the investigators and ourselves are all blinded to treatment assignments in the Phase III study at the time they transition to the open label extension and that we as a sponsor in no way influence their decision.

We see the fact of 100% of completed patients so far would decide to receive Puricase after completing the court trials as a very positive sign reflecting patients and physician satisfaction and apparent acceptance of an emerging safety and tolerability profile.

However, we are still only part-way through the trials and we cannot predict future enrollment in the open label extension. I’d now like to bring you up to date on some of our scientific publication activities. Our Phase I clinical pharmacology study has now appeared in press in the March issue of the Premier Rheumatology Journal Arthritis and Rheumatism.

Dr. John Sundy is the first author and Dr. Michael Hershfield is the senior author both with Duke University. We have two papers derived from our Phase II study now in draft form to be submitted to journals within a few months upon final approval of (unintelligible) authors.

I’d like to inform you also that we have submitted several abstracts to the UR meeting — which will be held in Barcelona in — excuse me — June. These abstracts obtain additional analysis of data derived from our Phase II and our 12 month observation study.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

We will let you know if and when these new publications receive acceptance notices. Additionally we have two other manuscripts in preparation describing our work on quality of life assessment in the gout treatment failure population.

Over the next few months it’s our intention to meet with three European national health authorities in scientific advice meetings that discuss the suitability of the Puricase data package — a submission to (Amia) — the European health authority — some months following the submission to FDA.

Around the end of the second quarter as scheduled we will send FDA our detailed statistical analysis plan for the Phase III program seeking their concurrence of this aspect of planning for the BLA.

Similarly we intend to send the FDA our protocols for key clinical bioanalytical (assays) for their information and their concurrence in advance of Phase III clinical sample analysis to some of these specialized tests.

I’ll finish now by saying that we remain on track to complete Phase III in the fourth quarter and in the fourth quarter we will complete our key data analysis that will support a BLA submission and then release topline results to the public before the end of the year.

I assure you that there are none more eager than we to see the Puricase program with successful and timely completion. Let me now return the conference call to Chris.

Chris Clement:	Thank you Zeb. Clearly our focus in 2007 is to complete the Phase III program, analyze the data, report topline results, and undertake all the analytical and manufacturing activities to begin assembly of the BLA.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

As we have stated before we expect to file for a BLA in early 2008 — which would allow for an FDA action and decision in early 2009. Based upon the strength of the safety and efficacy data from our Phase III program we will plan additional well-controlled randomized studies to eventually expand the usage of the drug beyond treatment failure population and to demonstrate the utility of this drug to be the first of these modifying therapy for patients suffering from gout.

Manufacturing is a critical activity throughout 2007 and we are fully engaged with our contract manufacturing partner to successfully complete the validation batches and all the analytical work needs to support the BLA.

We have taken steps to strengthen internal capabilities with the hiring of key personnel with biologics manufacturing and (pegulation) experience in addition to our consultants with biologics expertise recording this initiative.

Beyond the support for the BLA we are actively evaluating a number of potential down-stream contract manufacturing organizations as secondary manufacturing sources to support long-term commercial supply. The capacity of the contract manufacturer is sufficient to meet all of our clinical requirements and initial launch quantities.

We have also contracted with a (fill) finish organization in the U.S. to limit the travel logistics of the manufactured product. As mentioned before we fully intend to commercialize Puricase in the U.S. but we’ll seek a development and commercialization partner for key markets outside the U.S.

We continue to evaluate potential partners but will not likely finalize an agreement until our Phase III program is completed and we have met with EU regulatory officials to discuss our clinical program.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

As our Puricase clinical program progresses we continue to seek and evaluate product opportunities to expand our portfolio. The opportunities we are seeking would include innovative clinical stage or marketed (drug) candidates (unintelligible) unmet medical needs for excellent market potential and provides synergies with our business model with a specific interest in rheumatology and (metrology).

In summary we are well positioned to execute our plan. We approached 2007 with confidence in our strategy and plan and financial strength to achieve our objectives. We will continue to strive to deliver sustainable results as we focus on the completion of our Puricase program and enhance shareholder value.

We will now open the line for questions.

Operator:	Ladies and gentlemen if you wish to register for a question for today’s question and answer session you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. Your question has been answered and you wish to withdraw your polling request you may do so by pressing the star then the number 2.

If you are using a speaker phone please pick up your handset before entering your request. One moment please for the first question. Your first question comes from Stephen Dunn with Dawson James.

Stephen Dunn:	Good morning guys and congratulations for a great 2006.

Man:	Steve. Hello? Steve?

Operator:	Your next question comes from Katherine Xu with Pacific Growth Equities.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
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Katherine Xu:	Good morning. Brian how should we think about cogs guidance going forward in ’07 and going forward?

Brian Hayden:	Katherine typically our cost of goods sold has grown about 10% of sales revenues. So I don’t — we don’t expect that that’s going to change for Oxandrin. And for the (oxandrolone) we’re basically selling at cost to Watson Pharmaceuticals. So that basically washes.

Katherine Xu:	Okay so from a — let’s say — but as the prices are going to change the cog, you know, going forward would change as well.

Brian Hayden:	You probably would see it as far as (oxandrolone) — or Oxandrin is — or you probably — you could see a little bit of a benefit better than 10% because of price increases that were implemented.

Katherine Xu:	Okay but how about the blended cogs where you lumped the — your own sales of Oxandrin and the numbers you’re getting from Watson?

Brian Hayden:	Well that basically gets combined into the agreement because what happens is we sell to Watson at cost and then we then share the percentage of the gross margin.

Katherine Xu:	Right okay.

Brian Hayden:	So the cogs are washing through that transaction.

Katherine Xu:	Okay. Thank you. The other question is for Zeb. So, you know, indeed it’s great that we have — you have the patients who completed the six month study and all of them actually elected to go on the open label trial. I’m just curious

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
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about, you know, in the Phase III it was a three month study. A lot of the people with very severe burden have already seen a benefit.

And then for the — in the Phase III it’s a six month study. I’m just thinking about, you know, the patients on the active (arms) they most likely have derived benefits and they also elected to go on.

I’m just curious about any insights or thoughts about the duration of the therapy or, you know, effectiveness after six months. Anything that — I don’t know whether you would like to share with us. But, you know, your thoughts or any insights there?

Zeb Horowitz:	Thank you Katherine. Let me correct a statement I made. We actually had four — as of yesterday afternoon — 41 completed patients. About 20% of the patients who have randomized in Phase III have now completed. And again all of those have expressed interest in entering the open label extension.

To your question — if I understand it correctly — is in Phase II we had control of uric acid during the three month period in most of the patients. And there appeared to be some anecdotal evidence of clinical benefits. Now we have a six month Phase III program. Can I tie together the fact that the patients are electing to go into a 12 month open label extension to the fact that they just completed a six month study.

Again, you know, we are blinded to treatment assignment. We are not only blinded to treatment assignment but investigators, patients, and ourselves we are not reviewing uric acid — we have not reviewed uric acid levels during this study to avoid any unintentional un-blinding or possible un-blinding.

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
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So we don’t know which patients have had uric acid control and which have not. Because we’re blinded to treatments there is no real data about patient efficacy or any outcomes. We have not solicited or in any way tried to find out what’s happening. There was no planned (andromanalysis). And so really we’re dependant on completing the study.

But I would speculate somewhat when we were setting up this study and enrolling patients and interacting with patients through our investigators and certainly following and during the Phase I and Phase II studies we’ve really learned a lot about the concerns that this patient population has.

These patients — as I’ve said many times — have no therapeutic alternative. They know — and we tell them so they know — that when they stop taking Puricase we know within, you know, four to six weeks or so in virtually every patient the uric acid will return to baseline whatever it was because the — our drug works only while it’s circulating — that is to control the blood level of the uric acid. And since patients make new uric acid every day inevitably as the enzyme levels go close to undetectable because they are making new uric acid every day. Inevitably the blood levels will rise and they become hyperuricemic again.

And I guess the main point here is that these patients because they’ve had gout for a long time, they’ve all been symptomatic and they’ve tried to have effective therapy but failed either because they’re contraindicated, they had some drug toxicity, or because simply allopurinol couldn’t control them. I think these patients are very much afraid that if they stop taking Puricase they’re going to continue to have disease.

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So I don’t know if their signs and symptoms have gone away or in any way have been improved. But based on having talked to patients before entry and in our earlier studies my sense is these — this patient population — even if signs and symptoms went away — are very worried that if they stop taking the drug they’re going to get sick again.

And they just don’t want to have the signs and symptoms of gout. So that may be a driver. Again I don’t really know. But that’s my sense of it. Clearly at the end of the year when we’ve un-blinded the study and we see if there’s a benefit or not we’ll be able to say something much more (definite).

Katherine Xu:	Right. That’s very helpful. Just curious. You know, if — is this a case that let’s say after a certain number of months of treatment your patients — especially severe patients would have let’s say majority of uric acid stores depleted. And, you know, how long will actually the — will the hyperuricemia return? I guess that’s sort of still up in the air — that kind of question.

Zeb Horowitz:	You know, well for us if this drug fulfills a promise in the sense of the hope of the drug evolves out of the Phase II data we did not think of that ahead of time - or imagine that ahead of time.

If in fact this drug is able to eliminate the tissue pools of uric acid it’s really those tissue pools that drive signs and symptoms. And one would speculate — and we have with our consultants in scientific meetings — one would think that it’s not inconceivable that although the uric acid level of the blood would rise after a successful course of therapy signs and symptoms of disease would either remain much reduced compared to baseline or actually no longer present.

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And that benefit might possibly persist. Now the fact that we’re doing the open label extension of the (C) patient I expect a various durations of therapy. There’ll be a placebo patients in Phase III perhaps starting therapy. There’ll be patients who have been on every two weeks switching to every four weeks. Patients on every four weeks switching to every two.

We’ll get a sense for what this drug really can do. And ultimately as we learn more about the product we’ll see if there are clinical benefits. Do they persist after the drug is withdrawn? And as Chris alluded to new studies that we’ll conduct — not this year but perhaps starting in ’08, certainly in ’09 — if this drug is safe and effective in the treatment failure population then we will study specifically what might be termed as disease modification or disease modifying effect of the drug. That is if we attain a clinical benefit that can be shown low controlled trials we will then study the effect of withdrawing the drug after that benefit is obtained to see how long it’s retained. But I can promise you that every time you withdraw the drug even if you’ve eliminated all the body’s stores of uric acid the uric acid will rise again.

So then the question is that only the physicians can answer should they go on some other drug if it’s available to control the uric acid? Should they wait? We haven’t studied that. We hope to study that someday. But it’s still a little early.

Katherine Xu:	Great. That’s very helpful. Thank you Zeb.

Zeb Horowitz:	Okay.

Operator:	Your next question comes from Stephen Dunn with Dawson James.

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Stephen Dunn:	Hey good morning guys. I hope you can hear me this time.

Man:	We can.

Stephen Dunn:	Okay. Congratulations on a great 2006 guys.

Man:	Thank you.

Stephen Dunn:	Some housekeeping questions here. On the R&D I guess you guided it would be even higher than we saw in Q4. Would that be more heavily weighted towards the end of the year where I have to pay for the data crunching and analysis? Or are we just going to see (unintelligible) Q4?

Chris Clement:	Okay relative to the R&D expenses when you look at it there are two components to the R&D expenses. First, there is the cost of the actual clinical trial. And because now and moving forward you’re going to have the bulk of patients and a lot of cost is driven by a number of patients actually and now functionally in the study.

So those costs are going to be driven higher because of that. Also with the patients now continuing in the open label extension that adds cost as well. So those are really the big components from the clinical end.

And then also in R&D we include our expenses related to manufacturing. So right now we have a lot of activity underway. As I mentioned in the remarks relative to doing our validation batch work, doing all the analytical work necessary for the CMC section of the BLA to support that submission.

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So those are really the bulk of the components that are included in those expenses.

Stephen Dunn:	Well maybe a better way of circling around this would be could you give us any guidance on your cash, you know, projected cash burn I guess?

Brian Hayden:	We actually haven’t provided guidance on our cash burn Steve. But as you think through this I think that if you look at the erosion in the revenues and the increase in the R&D expenses and sales and marketing and G&A slightly — being a little bit slightly less I think that you could probably come up with a fairly reasonable estimate of what that might be.

Stephen Dunn:	Okay. I guess a little conjecture question. What is your thinking — I guess would be in the 2008 timeframe — on expanding indications into oncology or other indications like that for Puricase? Are you looking for an (eye) in 2008 or afterward?

Zeb Horowitz:	This is Zeb. Let me try and answer this question, although I think Chris may make some comment. First, with regard to oncology the only indication that’s hanging out there already — that is that doesn’t have to be defined de novo — is tumor lysis syndrome.

And because tumor lysis syndrome involves quite a number of pediatric patients we would wait until we have fully analyzed the safety data from Phase III — an adult population — before using the drug in children. So that yeah it is possible in 2008 that we would start a study in tumor lysis if we decide to go there.

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Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

I personally believe that the drug would be a great benefit for those kids because it’s probably a single dose for them — which is better than what’s out there now.

But we would wait. We officially have a waiver from the FDA to study a pediatric population until after the Phase III safety data is available. At the same time studying that population if we did it under the pediatric rule with a request from FDA for the study we could get a six month extension on the primary patent license.

So that could be advantage to us as well as to the physicians and patients.

With regard to whether indications really we’re talking about gout indications and larger gout population that has persistent signs and symptoms of disease despite attempts to control that disease with other therapies.

Again until we’ve analyzed the Phase III data and really understand safety and efficacy we can’t design those studies — we can think about them in general terms. And depending on the power of that data, its robustness, especially the safety and tolerability profiles we may or may not start such larger studies towards the end of ’08 and certainly in ’09. And again that’s going to depend on our interactions with the agency and how they view the strength of the data.

Chris is there anything you want to say about (unintelligible)? Does that answer your question Steve?

Stephen Dunn:	It certainly does. Last question. Is — Chris is the company currently in anything other than early stage discussions on any possible in-licensing?

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
3-14-07/9:00 am CT
Confirmation # 1299827

Chris Clement:	Well Steve I’m not going to comment on specific discussions that the company may be involved in. But I will tell you as I have stated before that our focus right now is on Puricase. We’re right in the midst of a critical time of completing this trial this year, doing the work necessary to get our BLA ready, making sure that our manufacturing stays in sync with the development program as well.

So this organization right now is very focused on the development and meeting the milestones for Puricase this year. I think I’ve said before and nothing’s changed relative to that but we are interested in looking at other and are in fact looking at other opportunities. But we’re sequencing that in a way that we don’t do anything to jeopardize what needs to be done. Puricase is job number one. We’re focusing on that right now and everything else will follow from that.

Stephen Dunn:	All right great. Thank you. And again a great ’06.

Man:	Thanks Steve.

Operator:	Your next question comes from Leah Hartman CRT Capital.

Leah Hartman:	Good morning gentlemen. Just a follow-up question Brian. If you mentioned it I apologize because I missed it. And that would be as we look into Q1 what the severance charges were related to the sales force and will it all be taken in Q1?

Brian Hayden:	Thanks Leah. The severance charges are approximately $450,000 that’ll be expensed.

Leah Hartman:	Okay. All cash?

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
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Confirmation # 1299827

Brian Hayden:	All cash. Yes.

Leah Hartman:	Okay. That was it for my follow-up. Thank you.

Brian Hayden:	Thanks.

Operator:	Your next question comes from Samuel Isaly with Orbimed Advisors.

Samuel Isaly:	Good morning folks.

Man:	Good morning.

Samuel Isaly:	I was kind of in and out of the call and I may have missed something. But is it true that you’re not giving any kind of financial guidance this year? Or are you going to give us some kind of clue?

Brian Hayden:	We basically gave some general guidance but not any specific guidance.

Samuel Isaly:	What general thing did I hear or not hear?

Brian Hayden:	Well the general guidance we gave an estimate of the erosion of sales at about 80% because of the generics. And we’re expecting R&D expenses to be — show an increase due to the work as Chris just explained related to the Phase III clinical trials, the manufacturing activities. And we’re expecting sales and marketing in G&A to be slightly lower.

Samuel Isaly:	Sales marketing and G&A to be slightly lower. Okay. When you report your first quarter would your first quarter be fairly indicative of sort of a monthly pattern that you’d expect for the balance of the year?

SAVIENT PHARMACEUTICALS
Moderator: Ann Marie Fields
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Confirmation # 1299827

Brian Hayden:	Well that’s — let’s deal with that question when we report our first quarter.

Samuel Isaly:	Because — I’ll then ask you would it be typical — is there going to be any seasonality of spending? Or when I see that first quarter might I simply multiply times four?

Brian Hayden:	I don’t think there’s a seasonality of spending. It’s really just — really it becomes a matter of the timing of whether activities are occurring as it relates to the clinical trials in the manufacturing — which will probably have the biggest impact on the numbers in 2007.

Samuel Isaly:	All right. Well manufacture — if I’m correct — so if you manufacture something it becomes R&D in effect. It goes into inventory and then it’s, you know, zero cost of goods actually get commercial. Is that right more or less?

Brian Hayden:	Actually it will not go into inventory category on the balance sheet. You’re correct by saying that it goes into R&D. It’ll be charged off as an R&D expense until such time as the product is approved, in which time we’re then able to capitalize.

Samuel Isaly:	Do you have an approximate level of what that might be — the manufacture?

Brian Hayden:	When you say approximate level...

Samuel Isaly:	Is that $5 million? Ten million dollars? That kind of thing.

Brian Hayden:	We actually haven’t given any guidance on that Sam.

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Moderator: Ann Marie Fields
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Confirmation # 1299827

Samuel Isaly:	Okay. So as I would look to so-called seasonality or sort of the (inability) to multiply by four that manufacturing might (confuse) it. How about the pattern of spending on your clinical trial? Will that be higher later in the year or in the earlier part of the year?

Chris Clement:	Sam just to amplify a little bit on the manufacturing, you know, we’re trying to think through your question in terms of seasonality and that kind of stuff. I mean right now as I explained a little earlier — and I don’t know if you heard it — but, you know, a lot of our R&D costs are being driven by the fact that we have a large number of patients currently in the study. And now — and that patient’s completing that rolling off into the open label extension.

And a lot of the clinical costs are driven by patient costs. So if patients are in the study obviously that’s when the costs are the highest. In terms of manufacturing in the first half of the year a lot of our manufacturing costs are being driven by the cost to do the validation work and all the analytical work.

So that takes up a lot of resources in the first half of the year. Then in the second half of the year it will be more related away from that to transfer. And as we look at a secondary partner — manufacturing partner, you know, we’ll become involved in those costs as well.

So, you know, it’s kind of hard to discern what — it’s not really seasonality but it’s progression of the program from both clinical and from a manufacturing point of view.

Samuel Isaly:	Yes okay fine. Look I’ll go off but I had some trouble with my phone as well. So if the operator there sees me in there several times ignore me the next time. Thank you.

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Moderator: Ann Marie Fields
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Man:	Bye-bye.

Operator:	Once again ladies and gentlemen as a reminder to ask a question please press star then the number 1 on your telephone. Your next question comes from Oliver Marti with Columbus Circle Investors.

Oliver Marti:	Great thanks. Congratulations on enrolling the (trial). I just had a couple of quick questions. I’m not sure if you guys can give this detail but have you looked at what percent of the patients that were enrolled had (tophaceous) gout?

Zeb Horowitz:	Yes. Approximately — well 70% or a little bit more of our enrolled patients in Phase III have (tophi) — gout (tophi) — (evaluable) gout (tophi).

Oliver Marti:	Okay. And the second question is the number of dropouts so far. Are you not going to give that?

Zeb Horowitz:	We haven’t given the specific number but it’s well within our plan. So there’s no issue with dropouts at this point.

Oliver Marti:	Can you just remind me what you guys in the power in the study?

Zeb Horowitz:	Yes power in the study for the primary end point on uric acid allows for up to a 20% all causes dropout without any loss of power. And the power is an 80% power for a (P) level of (’05) to detect a 35% responder rate in any treatment (arm) versus placebo 5%.

And that may be a little bit overpowered because there are no reports of spontaneous normalizations of uric acid in patients. So the placebo group is probably closer to 0%.

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Moderator: Ann Marie Fields
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Confirmation # 1299827

Oliver Marti:	Okay fantastic. And just the last question. Have you guys — in terms of the manufacturing — disclosed what the launch quantities would be? In other words either number of patients that you guys would have initially?

Chris Clement:	No. We have not. What we said is based upon our forecast of the drugs to be used in the labeled population for treatment failure gout that we have sufficient capacity with our current manufacturing partner to handle launch and supply after that.

So, you know, I think we’ve given some sense as to what the size of that treatment failure population market is. But that’s what we’ve released.

Oliver Marti:	So just to clarify. So I know the numbers are different. I know 35,000 (has been) I know up to 100 has been out there in terms of this original kind of U.S. treatment failure. The initial quantity launch you have would be capable of handling somewhat in that area?

Man:	Yes. As I said we have sufficient capacity to handle that market.

Oliver Marti:	Great. Thank you.

Man:	Thank you.

Operator:	Your final question comes from Philip Broenniman with Cadence Investment Partners.

Philip Broenniman:	Good morning gentlemen.

Man:	Hi Philip.

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Moderator: Ann Marie Fields
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Confirmation # 1299827

Man:	Hey Philip.

Philip Broenniman:	Echo I guess a little bit of the comments made previously. Congratulations certainly on everything that you’ve done in restructuring the company. I think a lot of the ideas were well founded and certainly have provided success for shareholders.

Also want to applaud and reinforce the single minded focus on getting Puricase to the end goal before moving on and looking for other opportunities to lever the infrastructure of the organization. I think that focus was stated and implied as important to the success and I think continued success both the stock price and the company.

So just two quick questions. Commentary made previously was that you expect the — excuse me — the G&A and selling and marketing to be a little bit lower in the first quarter. I would think that sales and marketing would be a lot lower in the first quarter. Not just a little bit.

Man:	Well sales and marketing for the year we were speaking of. Sales and marketing for the year is — we’re expecting that’s going to decline. But keep in mind that there are a number of activities that start preparation for anticipated commercialization.

So there’s the number of (unintelligible) that are required and activities around assessing the market, assessing (unintelligible) and its care. Just a whole series of issues.

Philip Broenniman:	Investments made on behalf of the Puricase unless on any other elements of the company.

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Confirmation # 1299827

Chris Clement:	Just to be clear. I mean relative to Oxandrin at this point we are not selling the product actively. As you know we let the sales force go. And we’re not doing any marketing program per say on Oxandrin. So, you know, our activities with Oxandrin right now from a commercial point of view are basically limited to distribution of the product.

Philip Broenniman:	Perfect. Okay. And that specifically I guess a good interpretation of my question Chris. Thanks. And then on G&A the 4.6 is probably a good number to look at on a pro forma basis?

Man:	You know, I think that’s a reasonable number.

Philip Broenniman:	Okay super. All right guys thanks a lot. Good job and keep going.

Man:	Thanks Philip. Bye-bye.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Chris Clement:	In closing let me thank you all for your support in 2006. We are excited about the opportunities that Puricase can play in the gout treatment failure population and look forward to being able to provide patients with physicians with a novel therapy for a very severe disease.

Two thousand and seven will be a critical year in the development of Savient and the completion of the Puricase clinical trial. We look forward to achieving our exciting objectives in 2007 and reporting our progress to you. Thank you for your confidence and ongoing support.

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Moderator: Ann Marie Fields
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Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.
END